SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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
For Internal Use Only.  Not to be Distributed to the Public

Headline: Principal Mutual Funds Combined Platform Client
          Communications Now Available

Several weeks ago, we announced plans to strengthen and expand our retail mutual fund business by combining Principal Mutual Funds into the existing Principal Investors Fund. The Board of Directors of each of our retail mutual funds unanimously approved this proposal. Later this week, proxies will be mailed to shareholders of record March 24, 2005, asking them to vote.

We've created the attached Q&A guide [link to Q&A] to help you address questions you may receive from clients regarding this proposal. The guide is for internal use only; it is not to be distributed to the public.

In addition, we have attached a pre-approved call script [link to call script] and letter [link to letter] that you can use with your clients. Your support of this proposal is key to its success. If your clients contact you, please encourage them to vote. They can do so by completing and returning their ballots, calling the proxy firm at 888-999-5346, or voting online (instructions for which can be found on the proxy materials).

Watch your mail for further updates about this important initiative. Thank you for your assistance and support. To learn more, call the Principal Investment Products Marketing at 800-451-5447, opt. 3, 2.

         Q&A Guide: Expansion of Principal Investors Fund, Inc. Platform

           For Internal Use Only. Not to be Distributed to the Public.

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OVERVIEW
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What is happening?
We have made plans to strengthen and expand our retail mutual fund business by asking the retail shareholders to approve combination of Principal Mutual Funds into the existing Principal Investors Fund. On July 1, 2005, 33 funds of Principal Investors Fund will begin offering shares to retail investors. All 33 funds will offer Class A shares. Twenty-four of the funds will also offer Class B shares.

Why are funds being combined?  How will this benefit shareholders?
The proposal to combine funds is intended to create a larger, single fund family that is expected to achieve economies of scale and operate with greater efficiency and lower overall costs. The expanded investment platform will be available to retail shareholders on July 1, 2005.

How will funds be combined? What happens to shareholders who own Principal Mutual Funds?
Under the proposed strategy, each of the 22 retail funds, collectively known as Principal Mutual Funds, will be combined into a corresponding fund of Principal Investors Fund. Subject to shareholder approval, each shareholder of a retail fund will become a shareholder of the corresponding fund of Principal Investors Fund. Shareholder accounts will have the same value immediately before and after funds are combined, though not necessarily the same number of shares due to differences in fund shares prices.

When will the new share classes be available for sale to retail customers?
The new share classes -- Principal Investors Fund Class A and B shares -- will be available to retail investors beginning July 1, 2005. Purchases into the Principal Mutual Funds will be accepted through June 30, 2005.

What happens next?
Proxies will be mailed to shareholders of record as of March 23, 2005, sometime the third week of April. These shareholders will be asked to vote. The proxy firm will be contacting those who don't vote their shares. We have asked registered representatives to help support this initiative by encouraging their clients to vote.


Note: The following pages contain more specific questions, grouped by topic.

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 FUNDS
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How many funds will there be altogether?  How many fund managers?
Through the combination of the Principal Mutual Funds and Principal Investors Fund, retail investors will have access to a broader and deeper array of funds - 33 funds sub-advised by 13 managers, covering the major investment style boxes, plus the Principal LifeTime Funds and some unique options such as preferred securities and an inflation-protection fund.

Why are we offering only some of the funds in Class B shares?
Industry trends indicate that many our competing fund families are moving away from offering Class B shares. As a result, we are anticipating that demand for these shares will likely diminish rather than grow. We believe that the funds we have selected to offer in Class B shares will meet the asset allocation and diversification needs of our shareholders.

How were specific funds selected to be combined and are the investment objectives of the funds that will be combined the same? The Board of Directors of each Principal Mutual Fund unanimously approved combining these funds into the Principal Investors Fund platform. Careful consideration was given to the combining of the funds. In each instance, the investment objectives of the retail funds and their corresponding funds are very similar. And, in most cases, the funds share the same investment manager. For example, Principal Partners LargeCap Value Fund will combine with Principal Investors Partners LargeCap Value Fund, both of which have Alliance Bernstein as investment manager. You should be aware that two funds--Principal International Fund and Principal SmallCap Fund--are combining into one fund--Principal Diversified International Fund.

How will The Principal distribute funds?
The funds will continue to be distributed through our existing distribution channels, including Princor Registered Representatives (primarily career agents and life insurance brokers with The Principal(R)), and outside broker dealers. The enhanced platform should be a tool to help expand our opportunities with other distribution channels.

When will new ticker symbols be identified? When will new symbols first start appearing in the newspaper?
Principal Investors Fund Class A and B shares will not appear in the newspaper listings until the required number of shareholders or fund asset levels is reached. As the funds receive their ticker symbols, we will announce them internally and to registered representatives via eFP. Once the ticker symbol is received, the funds typically begin to appear in the daily newspaper listings within a week. Not all funds will always appear in all newspaper listings due to space constraints and the editorial policies of the various newspapers.

How does this initiative affect the Path and Path for Income models?
New Path and Path for Income "select" models are being designed that feature the Principal Investors Fund Class A shares. These updates will be released in early July.

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RETAIL SALES
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When will the new funds be available for sale to retail customers?
The new funds (Principal Investors Fund Class A and B shares) will be available to retail shareholders beginning July 1, 2005. The Principal Mutual Funds will not be offered after June 30, 2005.

When will information and marketing materials be available to registered representatives?
Training will continue on an ongoing basis. Updates and other information will be shared via eFP and other means. The release of marketing materials will be timed with the distribution of the new prospectus in early July.

When can registered representatives start discussing with clients?
Registered representatives can tell clients they will receive a proxy statement, and encourage them to vote. Representatives cannot start proactively promoting the new Principal Investors Fund Class A and B-shares until they have the new prospectus, which should be on or about July 1, 2005.

Which shares will registered representatives sell under the new platform? Princor registered representatives (primarily career agents and life insurance brokers associated with The Principal) will sell Class A & B shares. Principal ConnectionSM will continue to sell Class J shares.

Will there be changes in compensation for registered representatives?
No compensation changes are currently planned in conjunction with the combined platform. The funds will keep the same Class A & B share sales charge tables that are currently in place and dealer concession levels will also remain unchanged.

Does The Principal expect to attract new registered representatives with the combining of fund families?
 Yes. The enhanced investment platform will be attractive to prospective "career agent" recruits and to independent producers. In addition, we hope that the strengthened platform will help expand the breadth of distribution by helping The Principal gain entrance to additional channels such as regional broker dealers and wirehouses.

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 VOTING
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How does the Board of Directors of each Fund suggest that shareholders vote?
After careful consideration, the Board of each of the retail funds has unanimously determined that the proposed combinations can benefit the shareholders and recommends that shareholders cast their votes "FOR" the proposed combination.

How do shareholders vote their shares?
Voting is easy. Shareholders may vote their shares by completing and signing the proxy ballot and mailing it in the postage-paid envelope or, if it is more convenient, they may vote by telephone or via the Internet. If shareholders need any assistance or have any questions, they should call the toll-free phone number listed on their proxy (888-999-5346).

PAGE>
How do shareholders sign the proxy ballot?
Individual Accounts: Shareholders should sign exactly as their names appear on he proxy ballot.

Joint Accounts: Either owner may sign, but the shareholder signing should sign xactly as their name appears on the ballot.

All Other Accounts: The authorized person must indicate his or her capacity. For example, a trustee for a trust should sign, "John A. Doe, Trustee."

What if a shareholder doesn't understand the proxy information? Who can help them? Shareholders should call the toll-free phone number listed on their proxy (888-999-5346).

What if a shareholder doesn't receive a proxy?
All Principal Mutual Funds shareholders as of record date on March 23, 2005 should receive a ballot in the mail sometime in April. If shareholders don't receive or misplace their ballot, they can call the toll-free number (888-999-5346) for assistance.

What if a shareholder's mutual fund account(s) are small; does that person's vote matter?
Every vote matters. All shareholders should be encouraged to vote regardless of the size of their account(s).

What happens to an individual shareholder who votes against the combination of a fund, but whose fund is combined anyway? Is their continued relationship with The Principal at risk? No. Registered representatives will help individual shareholders understand the benefits of combining the fund families, and how current funds will map to the Principal Investors Fund platform. Shareholder participation will continue unless, of course, the individual shareholder chooses to redeem shares.

What alternatives do shareholders have if they don't want fund(s) combined? Shareholders can vote "no" or sell their shares. Selling the shares would be a taxable event if the fund is held in a nonqualified account.

What happens if a proposed fund combination is not approved or a quorum (insufficient number of votes received to hold a meeting) is not reached?
If shareholders of a fund do not approve the proposal or a quorum cannot be reached, the combination cannot take place as to that fund. If the proposal fails to pass on a fund, its Board of Directors will determine the appropriate action to take. If a quorum is not reached, the shareholder meeting will be delayed to allow time to solicit additional proxies. Shareholders are urged to vote promptly after reviewing the materials so that the meeting is not delayed.

When will shareholders be notified if their fund(s) received enough votes to be combined? How will shareholders be notified? Shareholders will receive confirmation that their funds were combined on their second quarter mutual fund statement. They will also be able to see their new funds online on July 1, 2005, the day after the combination becomes effective.

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 PERFORMANCE
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Is the combining of fund families related to any performance issues?
No. The combining of fund families is not related to the performance of the Principal Mutual Funds. Since the Principal Investors Fund portfolios were created (beginning in December 2000), they and the corresponding Principal Mutual Fund portfolio have been managed very similarly. In most cases, the same investment managers using the same strategies and processes have managed the portfolios. During this time of common existence, the two portfolios have performed similarly--with any differences primarily attributable to differing expenses.

How will combining the fund families impact performance?
The goal of combining Principal Mutual Funds with Principal Investors Fund is to create larger portfolios, which we believe will help lead to economies of scale, more efficient investment management and potentially lower overall costs. However, as always, the main impact on investment performance will come from the skill exercised by the investment manager.

How will performance histories be illustrated?
When showing historical performance, the Principal Investor Fund Class I-share performance (adjusted for Class A or B share expenses) will be shown, as these are the "surviving" funds. Class A and Class B performance will be calculated and shown back to the effective date of the acquiring Principal Investors Fund, Class I. The performance record of the Principal Mutual Funds will be discarded. This is in compliance with industry standards and regulations

Does that mean the fund will not show five or ten-year historical performance for the new Class A and B-shares? That is correct. Until the Principal Investors Funds Class I-share reach their five- and/or ten-year anniversaries, no longer-term historical performance for the new Class A and B shares will be available.

What changes to investment managers are being made?
No investment managers are changing at this time. Four additional sub-advisors currently not available to retail shareholders will become available on July 1, 2005. As always, all investment managers are subject to the Principal Due Diligence ProgramSM -our rigorous screening, selection and monitoring process.

How are portfolio managers selected?
Our portfolios are subject to one of the industry's most thorough manager selection and ongoing monitoring processes. Through the Principal Due Diligence ProgramSM, we meticulously select premier retirement-focused portfolio managers who give investors a choice of different fund styles and enhanced flexibility. We monitor each manager's performance continuously.

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 COSTS
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How will combining fund families impact expense ratios?
Each acquiring fund is expected to have the same or lower expense ratio than the corresponding Principal Mutual Fund. More complete details are available in the proxy statement.

What costs or fees will shareholders incur as a result of combining funds?
The shareholders will not directly incur any costs or fees associated with the combination; they will not get a bill and there will be no deductions from their account(s). Each Principal Mutual Fund will pay the initial portion of such cost. The balance of costs will then be shared by Principal Management Corporation, which is the funds' manager, and the acquired fund, with each paying approximately half. As a result, shareholders of each Principal Mutual Fund will indirectly bear a share of the costs.

What costs or fees will current Principal Investors Fund shareholders incur as a result of the combination?

Current shareholders of the Principal Investors Fund will not bear the cost of the combination either directly or indirectly.

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 OPERATIONS
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How will the combining of fund families impact operations at The Principal?
The goal of combining fund families is to deepen our fund platform, which should have a positive impact on growth and operations.

What will happen to Principal Mutual Fund shareholders' account numbers?
Base account numbers will remain the same, but the three-digit fund codes will change. This information will be reflected on second quarter 2005 shareholder statements as well as online starting on July 1, 2005.

What will happen to the Account History of the Principal Mutual Fund accounts? The account history will remain intact after the two fund platforms are combined. Clients will see the combination taking effect on June 30, 2005, but will still be able to see previous account transactions just as they do today.

What about Automatic Investment Plans and Systematic Withdrawal Plans? Automatic Investment Plans (AIP) and Systematic Withdrawal Plans (SWP) will be moved with the shareholder's fund account. So, if a shareholder has an AIP or SWP prior to the combining of fund families, the AIP or SWP will continue once the account moves to the new Principal Investors Fund.

Does the combining of fund families apply to money market / cash management accounts?
Yes. Shareholders of the Principal Cash Management Fund, Inc., will receive a proxy and be asked to vote their shares.

Will shareholders with money market / cash management accounts be issued new checks? If not, can they still use their old checks? Customers with check-writing privileges will not receive new checks. Instead, they are encouraged to use their existing supply of checks. New checks will be issued when shareholders have exhausted their existing supply and placed an order for additional supply.

How should Principal Mutual Funds shareholders report this event on their 2005 tax returns?
The combinations of the funds are not taxable events. There are no anticipated income tax implications as a result of the combined platform unless shareholders redeem shares. In January 2006, shareholders (with non-qualified accounts) will receive 1099 forms for both the current Principal Mutual Funds and the new Principal Investors Fund for other types of taxable occurrences, such as dividend and capital gains distributions.

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RATIONALE
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Why is The Principal doing this now? Why wasn't a single platform created initially?
When the Principal Investors Funds platform first launched in 2000, the objectives were to offer mutual funds designed specifically for the retirement plan market and to eventually create a common investment platform for all investors. The complexities of a product launch of that size made attempting an integration of the retail funds at the same time unworkable. We felt that shareholders would be better served if we launched the Principal Investors Fund platform first, then focused on the intricate details of combining the retail funds to create a common investment platform at a later time. That time is now.

How will this combining of fund families benefit The Principal? The expanded platform should help The Principal:
o Increase sales by simplifying the sales process through a single platform available to retail investors and retirement plan participants;
o Grow assets under management;
o Innovate and create future funds, by leveraging the size of the expanded platform;
o Retain and recruit registered representatives; and,
o Expand distribution.

Are other fund family shifts on the horizon?
The Principal is always seeking avenues to improve performance and grow assets. Regarding the Principal Variable Contracts Fund, this platform of funds must remain separate from Principal Investors Fund in order to preserve the tax-advantaged status of the variable contracts for which it acts as the investment option.

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RETIREMENT PLANS
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How does the combining of fund families impact company-sponsored retirement plans provided through The Principal? The combination of fund families has limited impact on most company-sponsored retirement plans provided through The Principal. Crossover occurs in two instances--the first in certain small-business retirement plans such as SIMPLEs and SEPs that use Principal Mutual Funds Class A and B-shares as their funding vehicle. The second instance is with a very small number of nonqualified clients whose plans include Class A-shares. We will be working directly with these plan sponsors to ensure a smooth transition.

What action, if any, do plan sponsors need to take?  Plan participants?
Impacted plan sponsors will receive proxy materials and will be asked to distribute them to plan participants. We will work with the sponsors to ensure a smooth and successful transition.

With so much effort being made to expand its retail investment platform, is The Principal shifting focus away from the retirement plan business? The Principal remains the nation's 401(k) leader and total retirement solutions innovator. Our goal has always been to create a common investment platform for retail investors and institutional investors. The investment objectives of the retail funds and their corresponding funds are very similar and, in most cases, share the same investment manager. This proposal simply moves us toward creating a larger, single investment platform with greater economies of scale, greater efficiency and potentially lower overall costs. This transition should benefit all of our clients, including plan sponsors and retirement plan participants.

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CERTIFICATES
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Why does The Principal need shareholders to return certificated shares?
Pending shareholder approval, after the combination (scheduled for June 30, 2005), the Principal Mutual Funds will cease to exist. Certificates need to be returned to ensure proper disposition of the shares. The process to retrieve outstanding certificates has already started and many shareholders have already returned their certificates.

Will shareholders get replacement certificates?
No. The Principal Investor Fund will not issue any certificates.

What if shareholders have misplaced their certificates, or are using them as collateral? What should they do?
In a letter sent to all shareholders who hold certificates, we asked them to contact us immediately if they no longer had possession of their certificates for any reason. We are hoping that these are isolated instances and will manage any such situations on a case-by-case basis.

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